Exhibit 8

September 23, 2010

Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the registration statement (the “Registration Statement”) on Form S-3 (File No. 333-169035) filed by you (the “Company”) with the Securities and Exchange Commission.

In rendering the opinions expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended; (iii) the Agreement of Limited Partnership of Cedar Shopping Centers Partnership, L.P., as amended (the “Operating Partnership”); and (iv) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion.  In addition, we are relying upon certain factual representations and covenants of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds, or has held, a direct or indirect interest.  For purposes of our opinion, we have not made an independent investigation of such facts, representations and covenants.  In particular, we note that the Company has engaged in, and may in the future engage in, transactions in connection with which we have not provided legal advice, have not reviewed, and of which we may be unaware.  We have, therefore, assumed and relied on such representations and covenants, and that the information, statements and descriptions of the Company’s and the Operating Partnership’s businesses, properties, and activities (including as it relates to entities in which the Company holds, or has held, a direct or indirect interest) as contained in the Registration Statement, accurately and completely describe all material facts relevant to our opinion, and that the Company, the Operating Partnership, and the entities in which the Company holds, or has held, a direct or indirect interest at all times have been and will be organized and operated in accordance with the terms of their governing documents.  We have assumed that such statements, representations and descriptions are true without regard to any qualification as to knowledge or belief.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and descriptions.  Any material change or inaccuracy in the facts referred to above, or set forth, in any other documents may affect our conclusions set forth herein.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of all representations, warranties and written statements.

Based upon and subject to the foregoing, we are of the following opinions:

1.   Commencing with its taxable year ended December 31, 1998, the Company has been operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the (“Code”), and the proposed method of operation of the Company, as described in the Registration Statement and the other documents and representations referenced therein, will permit the Company to continue to so qualify.

2.   The information in the Registration Statement under “United States Federal Income Tax Considerations,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions is correct in all material respects.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet – through actual annual operating results – the requirements under the Code regarding income, distributions, and diversity of stock ownership.  Because the Company’s satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the use of our name under the caption “United States Federal Income Tax Considerations.”

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

IRS CIRCULAR 230 DISCLOSURE:  TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE IN CIRCULAR 230, WE INFORM YOU THAT (I) ANY TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE, (II) THE ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (III) EACH INVESTOR AND POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours,

/s/STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP